EXHIBIT 99.1

Datawatch Promotes Two Senior Executives to New Duties

Chelmsford, Mass. - (PRNewswire) - March 15, 2007 - Datawatch Corporation (NASDAQ-CM: DWCH), a leader in the rapidly growing Enterprise Information market, today announced that two senior executives have been promoted to new duties providing more focus on the future growth of the business. The Company has promoted Kenneth P. Bero to Chief Operating Officer & Senior Vice President of Sales, reflecting his expanded responsibilities for worldwide sales, professional services and business operations, and John Kitchen to Chief Marketing Officer & Senior Vice President, demonstrating the Company’s commitment to implementing new market strategies for new products, and also upgrading the Company’s investor relations initiatives. Both positions will become effective on April 1, 2007.

In his new role as Chief Operating Officer and Senior Vice President of Sales, Mr. Bero will be responsible for managing day-to-day operations, leading the company's worldwide sales strategy and identifying new customer segments and regions that provide opportunity for future growth. Mr. Bero has more than 20 years of sales, commercial operations and management experience. Prior to joining Datawatch in June 2006 to take responsibility for Enterprise Sales, Mr. Bero served as Vice President, North American Channel Sales at Business Objects. During this time, Mr. Bero grew his organization from $30 million to $75 million, and developed alliances with key distribution channels, Value Added Reseller’s, Systems Integrators and over 4,000 direct and indirect partners. Mr. Bero also held the position of COO and Executive Vice President of Sales and Marketing at NAVIDEC, a NASDAQ listed software development and services company.

In his new role as Chief Marketing Officer & Senior Vice President, Mr. Kitchen will be responsible for worldwide marketing operations, managing the Company's strategic product direction and identifying new vertical market opportunities. Mr. Kitchen has more than 20 years of marketing and management experience. Prior to joining Datawatch, Mr. Kitchen provided marketing services to a variety of high tech companies including Citrix, Sun and Teradyne, as a founder and partner of Spiessl Kitchen Vosik Advertising.

“Ken is a proven and successful leader with considerable experience managing high-growth sales organizations.” Robert Hagger added. “His unique understanding of our market and customer base will make a significant contribution to the Datawatch expansion strategy. John Kitchen has been with Datawatch for 9 years and brings strong product and market expertise to this new role. John joined the company in March 1998 as Director of Marketing, quickly moving up to Vice President of Marketing in 1999. In July 2001 John was appointed Senior Vice President of Desktop and Server Solutions. We want to expand the success he has had with our Desktop and Server solutions to encompass the entire product line.

“We have assembled a strong team with the collective goal of realizing Datawatch’s great potential,” added Hagger, “We have a mature worldwide organization serving a customer base of more than 20,000 corporations, innovative technology and a pipeline of new products for 2007. I look forward to an exciting future.”

ABOUT DATAWATCH CORPORATION

Datawatch Corporation is a leader in the rapidly growing Enterprise Information Management market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and its Monarch report and data mining technology, Datawatch allows organizations to archive, access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

Datawatch corporate headquarters are located at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. For more information, visit Datawatch at www.datawatch.com.

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Datawatch contact:    Lisa G. Kilpatrick, Marketing Communications Manager
lisa_kilpatrick @datawatch.com
Phone (978) 441-2200, ext. 8240
Fax: (978) 453-4443